Exhibit 4.34

English Summary of General Contract for the Construction of Xunlei Building

Shenzhen Xunlei Networking Technologies Co., Ltd. (as Employer) and China Construction Second Engineering Bureau Ltd. (as Contractor) entered into a General Contract for the Construction of Xunlei Building on April 24, 2018 (the “Agreement”).

The following is an English summary of material terms and conditions of the general provisions of the Agreement in accordance with Rule 12b-12(d) under the Securities Exchange Act of 1934, as amended (17 CFR 240.12b-12(d)). In addition to the material terms and conditions of the general provisions that have been summarized herein, the Agreement also includes more detailed special provisions with respect to the same or similar subjects of the general provisions summarized herein, such as project payment, insurance, project guarantees, breach of contract, and dispute, and other customary general provisions, as well as ancillary exhibits. Capitalized term in the below summary has the meaning ascribed to it in the Agreement.

Employer:

Shenzhen Xunlei Networking Technologies Co., Ltd.

Contractor:

China Construction Second Engineering Bureau Ltd.

Project scope:

The project is of frame-shear wall structure and covers an area of 5,004.38 m2, including 26 floors aboveground and 4 floors underground, with a total height of 120 meters and a total construction floor area of about 65,000 m2.

Contract period:

From April 16, 2018 (subject to the Order of Commencement) to February 4, 2020. The total contract period is 660 calendar days.

Contract price:

The contract price (including tax) is RMB144,602,452.83. The housekeeping fee for the construction site is RMB3,476,106.26.

Employer’s obligations:

The Employer may appoint the Employer’s Representative whose name shall be specified in the Special Conditions. The matters to be confirmed, approved, agreed, and approved by the Employer as agreed in the Contract shall be subject to the seal of the Employer or the signature of the Employer’s Representative. If the Employer needs to change the Employer’s Representative, the Engineer and the Contractor shall be notified in writing at least 7 days in advance.

The Employer shall perform all the obligations agreed in the Contract. The Employer shall pay the Contract Price and other accounts payable to the Contractor according to the period and mode of payment agreed in the Contract, and shall provide the Contractor with standards, specifications, drawings, materials, equipment and other items in accordance with the Contract. The Employer shall ensure that its personnel cooperate with the Contractor and comply with the provisions on engineering safety and environmental protection.

The Employer shall complete the following work in accordance with the Special Conditions before the commencement of the Project, and bear relevant expenses:

(1)	To handle work such as land acquisition, compensation for demolition, leveling the Construction Site, so that the Construction Site is qualified for construction, and continue to be responsible for resolving the remaining problems of the above work after the commencement of work;

(2)	To connect the water, electricity and communication lines required for construction from the outside to the inside of the Construction Site to ensure the needs during the construction period;

(3)	To open the access between the Construction Site and the urban and rural public roads to meet the needs of construction and transportation;

(4)	To provide the Contractor with the information on the engineering geology and underground pipeline of the Construction Site, and be responsible for the truth and accuracy of the information;

(5)	To handle planning and construction permits, and the approval of no water, power outage, interruption of road traffic, blasting operations, etc.;

(6)	To determine the benchmark and coordinate control point, organize the site handover and acceptance and the handover to the Contractor;

(7)	To organize the Contractor and the Designer to carry out the joint review of drawings and design disclosure;

(8)	To coordinate with and deal with the protection of underground pipelines, nearby buildings, structures (including relic protection buildings) and ancient and precious trees around the Construction Site; and

(9)	To handle other tasks to be carried out by the Employer as agreed by the Employer and the Contractor in the Special Conditions.

The Employer may delegate the Contractor to handle part of the work in the preceding paragraph at the Employer’s expense. The specific delegated content is agreed by the Parties in the Special Conditions. If the Employer fails to complete all the work stipulated in the preceding paragraph and has not entrusted the Contractor to handle the work, which causes losses to the Contractor and/or the delay in the construction period, the Employer shall compensate the Contractor for the losses and/or extend the delayed construction period.

Contractor’s obligations:

The Contractor shall perform all the obligations agreed in the Contract. The Contractor shall complete the design work stipulated in the Contract, carefully organize the construction, complete the Project on time and repair the defects within the defect warranty period. Therefore, the Contractor shall provide all necessary supervision and management, workers, materials, equipment, construction equipment, transportation to and from the Construction Site, and various items that are stipulated by the Contract or reasonably inferred to be necessary for the Project.

The Contractor shall complete the following work in accordance with the Special Conditions:

(1)	To complete the engineering construction drawing design entrusted by the Employer within its scope of design qualification level and business permit for the project designed by the Contractor, while the design shall be used after being reviewed by the Engineer and confirmed by the Employer, and the Employer shall bear the expenses incurred thereby;

(2)	To undertake the safety and security of the Construction Site, and provide and maintain lighting and enclosure facilities for construction not at night;

(3)	To provide the Employer with the housing and facilities for office and living at the Construction Site, and the expenses incurred shall be borne by the Employer;

(4)	To go through relevant procedures according to laws, regulations, rules and the management regulations concerning Construction Site transportation, environment protection, construction noise, safety in production, and housekeeping and then inform the Engineer. The Employer shall bear the expenses incurred, except for the penalty caused by the Contractor;

(5)	To be responsible for the protection of the completed project before the Project or an individual works of the Project has been completed but not delivered to the Employer, and shall repair the damage occurred during the protection period and bear the expenses. If the Employer requires the Contractor to take special protective measures, the Employer shall bear the corresponding expenses;

(6)	To carry out the protection of underground pipelines, nearby buildings, structures (including relic protection buildings) and ancient and precious trees of the Construction Site;

(7)	To ensure that the Construction Site is clean and conforms to the related provisions of environmental sanitation management, clean the Construction Site before handover, and be responsible for the loss and penalty caused by its violation of relevant regulations for its own cause; and

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(8)	To be responsible for other tasks to be carried out by the Contractor as agreed by the Employer and the Contractor in the Special Conditions.

If the Contractor fails to complete all the work stipulated in the preceding paragraph, which causes losses to the Employer, the Contractor shall compensate the Employer for the losses

Engineer:

The Employer shall designate the Engineer in the Special Conditions of the Contract or inform the Contractor of the Engineer’s name before commencement. For the project under supervision, the Employer shall inform the Contractor in writing of the name and supervision content of the Supervision Organization and the Chief Supervision Engineer before commencement. Any instruction from the Employer to the Contractor shall be given by the Engineer. If the Employer needs to change the Engineer, the Contractor shall be notified in writing at least 7 days in advance.

The Engineer shall perform the duties in the Contract and exercise the power specified or inevitably implied therein. Except as expressly stated in the Contract, the Engineer shall have no right to amend the Contract, or to discharge the Contractor from any of its duties and obligations under the Contract. Any act or omission of the Engineer in the performance and exercise of its authority shall not exempt the Contractor from performing any of its duties and obligations as agreed in the Contract.

Project Manager:

The Contractor shall appoint the Project Manager in accordance with the commitments in the bid documents and authorize him to perform the power and obligations stipulated in the Contract on behalf of the Contractor, and the authorization shall be specified in the Special Conditions with the consent of the Employer.

All documents issued by the Contractor under the Contract (including notices to the Employer or the Engineer) shall be in writing and signed by the Project Manager before issuance.

The Contractor shall ensure that the Project Manager appointed by it is consistent with the commitments in the bid documents and that the Project Manager is in place in time, so as to ensure the stability of the project management team in the construction process. If the appointed Project Manager is inconsistent with the commitments in the bid documents or fails to be in place in time, the Employer may impose corresponding penalties on the Contractor in accordance with the Special Conditions. If the Project Manager needs to be replaced, the Engineer shall be notified in writing and the replacement shall be reported to the Employer for consent at least 7 days in advance. Without the consent of the Employer, the Contractor shall not replace the Project Manager.

The Project Manager shall organize the construction properly according to the construction organization design (construction plan) and project schedule approved by the Employer and the Engineer, and the instructions issued by the Engineer. If an emergency that threatens the personal and property safety and immediately affects the safety of the Project occurs and the Engineer cannot be contacted, the Project Manager shall take emergency measures to ensure the safety of personnel, property and the Project, and submit a report to the Engineer within 48 hours after taking the measures.

Transfer:

The Contractor shall not transfer the Contract or any part thereof to any other organization or individual.

Subcontracting:

The Contractor’s project to be subcontracted and the Subcontractor shall be approved by the Employer and stipulated in Special Conditions. The subcontracting part of the Project by the Contractor within its scope of contracting does not discharge the Contractor from any responsibilities and obligations.

If the Contractor fails to have the qualifications to construct specialized works in the Contract, it shall subcontract the specialized works according to the preceding paragraph, and the Subcontractor shall be qualified for the construction of the specialized works.

The Contractor is obliged to provide the Engineer with all the information on the Subcontractor of the project subcontracted or to be subcontracted at the request of the Engineer.

The Contractor shall sign a subcontract with the subcontractors. The subcontracted project price shall be settled by the Contractor with the subcontractors. The Employer shall not pay any project payment to the subcontractors in any form without the consent of the Contractor.

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The Contractor shall not divide the whole Project into parts for subcontracting. The Contractor shall prohibit the Subcontractor from subcontracting any part of the subcontracted project again.

Specialized works contracting:

The Employer who contracts specialized works by itself shall follow relevant laws and regulations and define the specialized contractor in the Special Conditions. The specialized works construction contract shall be signed by and between the Employer and the specialized contractor, and the Contractor and the specialized contractor have the relationship of general contracting and subcontracting.

The Employer shall protect the Contractor from the responsibilities and obligations that shall be borne by the specialized works contractor, and protect the Contractor from damages in respect of the above duties and obligations. The Contractor shall be exempted from the claim, compensation and litigation costs and other expenses that are related to the Contract and caused by the failure of the specialized contractor to perform the above duties and obligations;

The Contractor shall be exempted from any loss caused by the fault of the specialized contractor; and

The Contractor shall conduct unified and coordinated management of the whole project construction, and the specialized contractor shall be managed by the Contractor and cooperate in the construction.

The Employer and the Contractor shall separately agree on the amount and payment method of the cooperation fee and management fee according to the correlation between the construction contract of specialized works and the Contract.

Commencement of work and delay:

The Engineer shall issue the Notice of Commencement to the Contractor at least 7 days prior to the Commencement Date as agreed in the Contract, and the Contractor shall commence the construction of the Project or an individual works of the Project according to the Commencement Date stipulated in the Contract.

If the Contractor fails to commence the construction on time due to its own reasons, it shall submit the request and reasons for the delay of commencement of work to the Engineer at least 7 days before the Commencement Date stipulated in the Contract. The Engineer shall review the application for the delay of commencement of work within 48 hours after receiving it, and reply to the Contractor after the approval of the Employer. If the Employer agrees to delay the commencement of work or fails to reply within the time limit, the commencement of work will be postponed and the construction period will be extended accordingly. If the Employer does not agree to delay the commencement of work or the Contractor fails to file an application for the delay of commencement of work within the agreed time limit, the commencement of work will not be delayed and the construction period will not be postponed.

If the failure of the Contractor to commence the construction on the Commencement Date specified in the Contract is caused by the Employer, the Engineer shall notify the Contractor in writing to delay the commencement of work and postpone the construction period accordingly. The Employer shall compensate the Contractor for the loss caused by the delay in commencement of work.

Suspension and resumption of construction:

If the Engineer thinks it is necessary to suspend construction, he/she may issue a Construction Order to the Contractor to suspend part or all of the Project and propose written handling opinions within 48 hours after the order is issued. The Contractor shall suspend the construction of part or all of the Project in accordance with the instructions of the Engineer. During the suspension of construction, the Contractor shall properly protect the Project or any part thereof and ensure its safety.

The Employer shall not compensate for the expense increase and/or delay in the construction period involved in the suspension of construction due to the following reasons:

(1)	The necessary suspension caused by the Contractor’s certain mistakes or breach of contract, or those the Contractor shall be responsible;

(2)	Such suspension as may be required by the Contractor’s adjustment and deployment for the reasonable construction of the Project or by necessary technical measures taken for the safety of the Project and any part thereof; and

(3)	Necessary suspension caused by on-site climatic conditions (except for the Force Majeure).

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If the suspension caused by the act or mistake of the Employer or the Engineer causes losses to the Contractor and/or the delay in the construction period, the Employer shall compensate the Contractor for the losses and/or extend the delayed construction period.

If the Contractor suspends the construction of all or part of the Project according to the instructions of the Engineer, the Engineer does not issue an Order of Resumption within 63 days after the date of suspension of construction, and the suspension of construction is not within the scope of the second paragraph of this subsection, the Contractor may issue a notice to the Engineer to request to continue the suspended construction within 14 days after the Engineer receives the notice. If the approval is not obtained within the above period, the Contractor may (but not necessarily) make the following choices:

(1)	Where the suspension affects only part of the Project, the Contractor shall have the right to cancel such part of the Project from the Contract and give a notice thereof to the Employer; and

(2)	Where the suspension affects the whole Project, the Contractor shall have the right to regard such suspension as an event of default in accordance with Article 36 (breach of contract) of the General Conditions and terminate the contracting of the Contract.

Upon the issuance of Order of Resumption by the Engineer, the Contractor and the Engineer shall jointly inspect the Project, production equipment and materials affected by the suspension. The Contractor shall be responsible for the restoring for any deterioration, defect or damage of the Project, equipment and materials.

Construction period and delay:

The Project shall be completed within the period agreed in the Contract, or within the extended period upon the occurrence of certain events agreed in the Agreement.

If the Contractor fails to complete the Project within the construction period or agreed extended period, the Contractor shall undertake the liability for breach and pay the delay damages to the Employer in accordance with the Special Conditions, while the payment of the delay damages shall not discharge the Contractor from any responsibilities and obligations agreed in the Contract.

Project quality and inspection:

The Project quality shall meet the quality standards agreed in the Contract Agreement. The evaluation of project quality standards shall be based on the standards and specifications agreed therein.

The Contractor shall establish a quality assurance system which shall conform to the provisions of the Contract. Compliance with the quality assurance system shall not relieve the Contractor from any of its obligations and responsibilities under the Contract.

The Contractor shall be responsible to the Employer for the quality of the Project, and its responsibilities shall include but not limited to the following:

(1)	To prepare and review construction technical plans; to determine the construction technical measures for special projects; to establish engineering quality assurance system. Although these schemes and measures are subject to the approval of the Engineer, they do not exempt the Contractor from liability;

(2)	To provide and organize sufficient engineering quality control and inspection personnel to inspect and control engineering construction quality;

(3)	To control the materials and equipment used in construction, including those procured by the Contractor and Subcontractor, in order to make it not lower than the standards, specifications, design documents and standards stipulated in the Contract;

(4)	To participate in the acceptance of all projects, including concealment acceptance, intermediate acceptance and completion acceptance, and to organize the Subcontractor to participate in the project completion acceptance;

(5)	To be responsible for organizing the Subcontractor to jointly assume the project warranty responsibility during the defect liability period;

If the Project is damaged due to the Contractor’s responsibility for quality control, the Contractor shall repair it on its own and bear the losses caused thereby to the Employer. The delayed construction period shall not be postponed.

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The Contractor shall carry out construction in accordance with the relevant standards, specifications and requirements of design drawings as well as the instructions of the Engineer, and accept the inspection and test of the Engineer at any time, so as to provide all convenience for the inspection and test.

Contract price:

The Contract Price shall be agreed by the Employer and the Contractor in the Agreement based on the bid price of the Notification of Award (the Contractor’s bid price quotation is the Contract Price). After the Contract Price is agreed in the Contract, neither party may change it without authorization.

Except as otherwise agreed in the Contract, all taxes and fees to be paid by the Contractor or its Subcontractor or specialized contractor shall be borne and paid by the same in accordance with the current tax law of the state and the current provisions of the relevant departments.

The fixed unit price is applied hereunder. Except as otherwise agreed in the Contract, the unit price of the Project constituting the Contract Price shall not be adjusted once the Contract is signed and determined by the Employer and the Contractor.

After the Contract is signed, if the change of national laws and regulations has an impact on the Contract Price, the Contract Price shall be adjusted, and the Employer and the Contractor shall make adjustment with reference to the corresponding measures issued by the municipal project cost management agency and the actual impact caused by the change of laws and regulations.

If the price fluctuation of labor, main materials and machinery used for the Project caused by reasons other than the Contractor exceeds 5% plus or minus, the Contract Price shall be adjusted, unless the Employer and the Contractor agree not to adjust in the Special Conditions. If adjustment is made, the price difference adjustment excludes the enterprise management fees and profits.

Confirmation of quantities:

The Employer and the Contractor shall agree in the Special Conditions on a rule for calculating the quantities to be used.

The quantities listed in the Bill of Quantities provided by the Employer is the estimated quantities provided according to the design of the Project and cannot be regarded as the actual and accurate quantities that the Contractor should complete in the course of performing the Contract obligations.

The Contractor shall timely submit the measurement report to the Engineer on the completed quantities in accordance with the progress of the Project. The Engineer shall, within 7 days after receiving the measurement report, measure the completed project quantities submitted by the Contractor and notify the Contractor 24 hours before measurement, and the Contractor shall attend on time and provide all materials and necessary assistance as required.

Project payment:

The Employer and the Contractor shall agree in the Special Conditions on a certain proportion of the project advance payment for construction preparation, and the amount is generally 10 ~ 30% of the Contract Price. For the amount of advance payment for housekeeping measures fee of the Construction Site, where the contract period is less than one year, it shall not be less than 50% of the total amount of such fee; if the contract period is more than one year (including one year), it shall not be less than 30% of the total fee.

The Employer shall pay the Contractor the advance payment of the Project at the time and amount specified in the Special Conditions, and the advance payment shall be made no later than 7 days before the agreed Commencement Date. If the Employer fails to pay in advance as agreed, the Contractor shall issue a notice to the Employer requesting the payment in advance within 7 days after the expiration of the agreed time for advance payment; if the Employer still fails to pay in advance as required after receiving the notice, the Contractor may stop the construction 14 days after giving the notice; the Employer shall pay the loan interest to the Contractor from the date agreed upon and shall bear the liability for breach.

The Employer and the Contractor shall specify in the Special Conditions of the starting point and deduction ratio for the project advance payment. The advance payment shall not be deducted until the starting point is reached; after reaching the starting point, the advance payment shall be deducted from the interim payment according to the agreed proportion and the project progress in stages.

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The Employer and the Contractor shall agree on the time interval and requirements for interim settlement in the Special Conditions, and conduct interim settlement in accordance with this agreement; if there is no time interval agreement, the interim settlement shall be conducted on a monthly basis. The Contractor shall submit to the Engineer the interim settlement statement signed by its Project Manager.

The Engineer shall issue the interim payment certificates within 14 days after the receipt of the interim settlement statement, indicating the price it considers should be settled on the due date and the price that needs to be withheld and deducted and reporting to the Employer for approval. If the price payable in the period is less than the minimum amount paid in the period stipulated in the Special Conditions after being withheld and deducted, the Engineer may not issue a payment certificate, and the project price in the period shall be carried forward on schedule until the accumulated amount payable reaches the minimum amount paid in the period stipulated in the Special Conditions. When the accumulated payment amount in the interim reaches 90% of the total Contract Price and the additional (reduced) Contract Price, the payment shall be suspended.

The Employer shall, within 7 days after the issuance of the interim payment certificate, pay the amount specified in the interim payment certificate to the Contractor. If the Employer fails to pay within the agreed time, the Contractor may issue a notice to the Employer requesting payment. If the Employer still fails to pay as agreed upon receipt of the notice, it may negotiate with the Contractor to sign a deferred payment agreement, upon which the payment may be deferred with the consent of the Contractor; the Employer shall pay the loan interest of the payables to the Contractor from the date agreed upon. If the Employer fails to make interim payment as agreed, and the Parties fail to reach an agreement on deferred payment, resulting in the failure of the construction, the Contractor may stop the construction, and the Employer shall bear the liability for breach.

Completion acceptance:

Within 21 days after the Work has satisfied completion acceptance criteria, the Contractor shall submit application to the Employer for completion acceptance and provide completion materials according to provisions of Special Conditions and those concerning the handover and acceptance of the Project upon completion. Upon receipt of the application and the completion materials, the Employer shall, within 21 days, establish completion and acceptance commission, notify appropriate authorities, and organize completion acceptance.

If the Project passes the completion acceptance, the Employer shall, within 7 days after the acceptance procedures, issue the Handover Certificate to the Contractor and initiate handover procedures of the Project. After the issuance of the Handover Certificate, the Contractor shall handover the Project to the Employer, and the Contractor will no longer be liable for taking care of the Project. After the issuance of the Handover Certificate, the Contractor shall clear the Construction Site and remove equipment of the Contractor, remaining materials and equipment, trash and all kinds of Temporary Works from the site, to keep the whole site and the Project clean and tidy and can be put into use after the completion.

If the Project does not meet the agreed criteria provided in the Contract, the Engineer shall follow the comments given by the completion and acceptance commission and issue instruction to the Contractor indicating that the Project will not be accepted within 7 days after the acceptance work, and require the Contractor to rework and repair the Project that does not meet the agreed criteria provided in the Contract. After the completion of the above work, the Contractor shall submit a new application for completion acceptance. The Employer shall carry out completion acceptance work again. If the Project can be accepted as qualified, then the Employer shall issue the Handover Certificate.

Upon the receipt of the completion acceptance application submitted by the Contractor, if the Employer fails to organize completion acceptance within 21 days without any justified reason, or if the Employer refuses to provide suggestions for modification within 7 days after the completion acceptance work has been carried out even if the Contractor had urged it to do so in writing, it shall be deemed that the Project is accepted as qualified, and the date when the Contractor submit the application for completion acceptance shall be deemed as the Actual Completion Date of the Project. The Employer shall be liable for taking care of the Project thereafter.

If the quality of the Project fails to meet the agreed criteria provided in the Contract during the completion acceptance, in addition to carrying out rework and repair works, the Employer may become subject to penalty as it and the Contractor agreed in Special Conditions.

If the Employer has any objection about the quality of the Project and refuses to issue the Handover Certificate of the Project, the Employer and the Contractor shall delegate qualified Quality Inspection and Evaluation Institution as agreed in the Special Conditions for quality inspection of works in dispute, except for when the Employer agrees to accept the Project with quality criteria lower than those provided in the Contract (the lower criteria shall comply with mandatory national quality standards).

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Completion settlement:

The Contractor shall prepare the Completion Settlement Statement based on the agreed Contract Price, the changed Contract Price and claims, and summarizes all the materials for completion settlement.

Unless Special Conditions specify the agreed personnel and times for verification, the Employer and the Contractor are required to verify completion settlement once only, except for the Contractor has to resubmit revised materials based on the suggestions proposed by the Employer after verification.

Within 28 days or agreed period as described by Special Conditions after the completed Project is accepted as qualified, the Contractor shall submit the Completion Settlement Statement and materials for settlement to the Employer.

Upon receipt of the Completion Settlement Statement and materials for settlement submitted by the Contractor, the Employer shall, within 28 days or agreed period as described by Special Conditions, with the help of the Engineer, verify the Completion Settlement Statement submitted by the Contractor based on materials for settlement according to relevant provisions of the Contract, and:

(1)	Approve the Completion Settlement Statement submitted by the Contractor, and identify the settlement price of the completed Project; or

(2)	Propose suggestions for verification or require additional materials for settlement.

Upon receipt of the suggestions for verification proposed by the Employer, the Contractor shall, within 14 days or agreed period as described by Special Conditions, submit the revised Completion Settlement Statement or additional materials for settlement to the Employer. Upon receipt of such materials, the Employer shall, within 14 days or agreed period as described by Special Conditions, verify the materials then identify the settlement price of the completed Project upon any consensus has been reached between the Employer and the Contractor.

If the Contractor fails to submit the Completion Settlement Statement and materials for settlement (including revised Completion Settlement Statement and additional materials for settlement) during the contract period, the Engineer shall notify the Contractor to submit such materials; upon the receipt of such instruction, if the Contractor fails to follow the instruction or does not make definite response within 14 days, the Employer is entitled to review, verify and identify the settlement price of the completed Project based on existing materials, submit the settlement price to the Contractor in writing and regard it as the basis of the payment of the settlement price of the completed Project.

Within 60 days or agreed period as described by Special Conditions upon receipt of the Completion Settlement Statement and materials for settlement, or within 14 days or agreed period as described by Special Conditions upon receipt of the revised Completion Settlement Statement or additional materials for settlement, if the Employer does not approve the Completion Settlement Statement (including the revised Completion Settlement Statement) submitted by the Contractor nor propose any objection, it is deemed that the Employer approve the Completion Settlement Statement submitted by the Contractor.

After the Parties have identified the settlement price of the completed Project, the Employer shall, within 7 days, submit the Completion Settlement Statement identified jointly by the Parties to the designated Review Authority for review. Completion settlement which has not been reviewed shall not be the basis of the payment of the project price nor the property right registration.

After the completion of the review of completion settlement, the Engineer shall issue Certificate of Payment upon Completion of Work within 7 days, report it to the Employer and sent it to the Contractor after approval. The Certificate of Payment upon Completion of Work shall specify the identified settlement price of the completed Project and the final payment that shall be made to the Contractor under the Contract.

After the identification of the Certificate of Payment upon Completion of Work, the Employer shall, within 14 days, pay the settlement price of the completed Project to the Contractor, excluding the Project Quality Defect Warranty Deposit which shall be withheld as prescribed by the Project Quality Defect Warranty therein.

If the Employer fails to pay the settlement price of the completed Project within 14 days after the identification of the Certificate of Payment upon Completion of Work without any justified reasons, it shall be subject to liabilities for breach of the Contract and shall pay the loan interest of the overdue project price which is calculated at the loan rate for the same period as provided by the bank from the 15th day. The Contractor may remind the Employer of paying the settlement price. If the Parties enter into Late Payment Agreement, the Employer shall pay the interest for overdue project price which is calculated at the loan rate for the same period as provided by the bank; if the Parties do not enter into Late Payment Agreement, and the Employer fails to make payment 14 days after it received the reminder, then the Contractor may dispose of the retained Leased Premise, or bring a payment bond claim against the Guarantor, or convert the Project into money or sell it at auction after signed a relevant agreement with the Employer, under this circumstance, the Contractor shall have priority in satisfying its claim from the proceeds of auction or sale of the Project.

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Breach of contract:

If the Employer refuses to fulfill its obligations under the Contract or fails to fulfill its obligations as per the provisions in the Contract, the Employer shall be liable for breach of contract, compensate for relevant losses caused to the Contractor and postpone the construction period. The Employer shall be liable for breach of contract according to Special Conditions upon the occurrence of certain circumstances prescribed in the Agreement.

If the Contractor refuses to fulfill its obligations under the Contract or fails to fulfill its obligations as per the provisions in the Contract, the Contractor shall be liable for breach of Contract and compensate for relevant losses caused to the Employer. The Contractor shall be liable for breach of contract according to Special Conditions upon the occurrence of certain circumstances prescribed in the Agreement.

Unless otherwise specified, if the Contractor or the Employer violates the Contract and the other Party requires the defaulting party to continue to perform the Contract, the defaulting party shall continue to perform the Contract after bearing the aforesaid liabilities for violation of the Contract.

Claims:

If the Employer or the Contractor brings a claim against the other Party, the claim must be supported by reasonable reasons and valid evidences collected at the time of the occurrence of the claim event. The Party which brings a claim against the other Party shall record the event at the time of the occurrence of the claim event, so as to certify the claim and allow the other Party or the Engineer to refer to all the records.

If the Employer/the Contractor fails to fulfill its obligations as per the provisions in the Contract, takes wrong actions, or shall be liable under certain circumstance, leading to losses to the Contractor/the Employer and/or postponed construction period, the Contractor/the Employer may bring a claim against the Employer/the Contractor according to the procedures set forth in the Agreement. The Engineer/the Contractor shall verify the claim report and relevant materials submitted by the Contractor/the Employer, negotiate with the Contractor/the Employer and send the documents to the Employer/the Contractor for approval, then determine the amount of compensation which shall be paid during the same period in which the project price is paid, and determine the postponed construction period and extend the construction period.

Dispute:

Any dispute arising from the Contract or related to the Contract may be settled by the Parties through reconciliation or be submitted to the Guangdong Mediation Center and be mediated in Shenzhen. If the dispute can be settled through reconciliation or mediation, the Contractor and the Employer shall execute Reconciliation Agreement in writing and may submit the Reconciliation Agreement to the court with jurisdiction where the Project is located and file a lawsuit. Where one party is unwilling to mediate or both Parties fail to settle the dispute through mediation, the dispute shall be settled through arbitration as prescribed by Special Conditions or through filing a lawsuit.

If the Parties have disputes, they shall continue to perform the Contract to maintain continuous construction and protect the completed Project, unless any one of the following cases occurs:

(1)	One party violates the Contract, making it impossible to perform the Contract, and the Parties enter into an agreement to terminate the construction.

(2)	The mediation requires termination of the construction, and it is accepted by the Parties.

(3)	The arbitration institution requires termination of the construction.

(4)	The court requires termination of the construction.

Execution and termination of the Contract:

The Employer and the Contractor shall specify in the Agreement the conditions that enable the Contract to take into effect.

Except for Article 38 (dispute) and Article 39 (liabilities for defects) thereof, the Contract shall be terminated after the Employer and the Contractor perform all obligations provided therein, the completed Project has been handed over and accepted and the settlement price of completed Project is paid up.

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Upon termination of the rights and obligations provided therein, the Employer and the Contractor shall perform the obligations for notice, assistance and confidentiality in good faith.

Cancellation of the Contract:

The Contract may be canceled upon mutual agreement between the Employer and the Contractor.

In the case of the occurrence of conditions prohibited by Article 13 and Article 14 of General Conditions, i.e. the Contractor transfers the whole contract project or any part of the project to a third party or subcontract the whole contract project, the Employer is entitled to cancel the Contract.

The Employer and the Contractor may cancel the Contract if the Contract cannot be performed due to Force Majeure, or it is impossible to perform the Contract due to breach of contract by either Party (including suspension or postponement due to the reasons of the Employer).

Upon cancellation of the Contract, the Contractor shall properly protect and hand over the completed Project and the purchased materials and equipment, and withdraw its machinery and personnel from the Construction Site as required by the Employer. The Employer shall provide the Contractor with convenience for such withdrawal, pay the above expenses and make the payment for the completed Project as agreed therein. The ordered materials and equipment shall be returned by the ordering party or the order contract shall be canceled, and the losses caused by failure to return goods in a timely manner shall be undertaken by the responsible party. The payment for goods that cannot be returned and the expenses for the return of goods or the cancellation of the order contract shall be borne by the responsible party; however, if the cancellation of contract is caused by force majeure, such expenses shall be undertaken by the Employer. In addition, the Party with fault shall compensate for the losses incurred to the other Party arising from the cancellation of the Contract.

The cancellation of the Contract shall not affect the effect of the settlement and liquidation clauses as agreed by the Employer and the Contractor therein.

Employer:

Shenzhen Xunlei Networking Technologies Co., Ltd. (Seal)

By:	/s/Kening Wu

Legal representative: Kening Wu

/s/ Seal of Shenzhen Xunlei Networking Technologies Co., Ltd.

Contractor:

China Construction Second Engineering Bureau Ltd. (Seal)

By:	/s/Jianguang Chen

Legal/authorized representative: Jianguang Chen

/s/ Seal of China Construction Second Engineering Bureau Ltd.

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